Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-240134), Form S-3 (No. 333-276705), and Form S-8 (No. 333-215056) of Polar Power, Inc. of our report dated April 1, 2024, with respect to the financial statements of Polar Power, Inc. as of December 31, 2023 and 2022, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Polar Power. Inc.’s ability to continue as a going concern), included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Weinberg & Company

Los Angeles, California

April 1, 2024